Exhibit 99.1

Contact:	Wallace R. Cooney	For Immediate Release
	(703) 345-6470	November 3, 2021

GRAHAM HOLDINGS COMPANY REPORTS
THIRD QUARTER EARNINGS
ARLINGTON, VA – Graham Holdings Company (NYSE: GHC) today reported net income attributable to common shares of $39.6 million ($7.90 per share) for the third quarter of 2021, compared to $77.6 million ($15.22 per share) for the third quarter of 2020.
The COVID-19 pandemic and measures taken to prevent its spread, such as travel restrictions, shelter in place orders and mandatory closures, significantly impacted the Company’s results for 2020 and the first nine months of 2021, largely from reduced demand for the Company’s products and services. This significant adverse impact is expected to continue for several of the Company’s businesses for the remainder of 2021. The Company’s management has taken a variety of measures to reduce costs and implement changes to business operations. The Company cannot predict the severity or duration of the pandemic, the extent to which demand for the Company’s products and services will be adversely affected or the degree to which financial and operating results will be negatively impacted.
The results for the third quarter of 2021 and 2020 were also affected by a number of items as described in the following paragraphs. Including these items, income before income taxes was $33.8 million for the third quarter of 2021, compared to $108.1 million for the third quarter of 2020. Excluding these items, income before income taxes was $37.0 million for the third quarter of 2021, compared to $61.1 million for the third quarter of 2020. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income before income taxes for the third quarter of 2021:
•a $1.7 million net credit related to a fair value change in contingent consideration from a prior acquisition;
•a $0.1 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$26.8 million in goodwill and other long-lived asset impairment charges;
•$14.1 million in net gains on marketable equity securities;
•$16.7 million in net earnings of affiliates whose operations are not managed by the Company;
•a net non-operating loss of $6.4 million from the write-down of an equity method investment; and
•$2.6 million in net interest expense to adjust the fair value of the mandatorily redeemable noncontrolling interest.
Items included in the Company’s income before income taxes for the third quarter of 2020:
•$1.9 million in long-lived asset impairment charges at the education division;
•$1.9 million in restructuring charges at the education division;
•$2.8 million in accelerated depreciation at other businesses;
•a $1.2 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$7.0 million in expenses related to non-operating Separation Incentive Programs at the education division;
•$59.4 million in net gains on marketable equity securities;
•$0.8 million in net earnings of affiliates whose operations are not managed by the Company;
•a non-operating gain of $1.6 million from write-up of a cost method investment; and
•$2.3 million in non-operating foreign currency losses.
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Revenue for the third quarter of 2021 was $809.4 million, up 13% from $717.0 million in the third quarter of 2020. Revenues increased at education, healthcare, automotive and other businesses, offset by decreases at television broadcasting and manufacturing. The Company reported an operating loss of $16.6 million for the third quarter of 2021, compared to operating income of $40.2 million for the third quarter of 2020. Operating results declined at manufacturing, television broadcasting, healthcare and other businesses, offset by an improvement at education and automotive.
For the first nine months of 2021, the Company reported net income attributable to common shares of $267.4 million ($53.33 per share) compared to $63.2 million ($12.11 per share) for the first nine months of 2020. The results for the first nine months of 2021 and 2020 were affected by a number of items as described in the following paragraphs. Including these items, income before income taxes was $346.7 million for the first nine months of 2021, compared to $89.5 million for the first nine months of 2020. Excluding these items, income before income taxes was $161.9 million for the first nine months of 2021, compared to $143.8 million for the first nine months of 2020. (Refer to the Non-GAAP Financial Information schedule at the end of this release for additional details.)
Items included in the Company’s income before income taxes for the nine months of 2021:
•a $3.9 million net credit related to fair value changes in contingent consideration from prior acquisitions;
•a $0.9 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$30.2 million in goodwill and long-lived asset impairment charges;
•$1.1 million in expenses related to a non-operating Separation Incentive Program at manufacturing;
•$177.0 million in net gains on marketable equity securities;
•$25.6 million in net earnings of affiliates whose operations are not managed by the Company;
•a net non-operating gain of $10.8 million from the sale, write-up and write-down of cost and equity method investments;
•$2.7 million in net interest expense to adjust the fair value of the mandatorily redeemable noncontrolling interest; and
•$0.7 million in non-operating foreign currency gains.
Items included in the Company’s income before income taxes for the nine months of 2020:
•$27.6 million in goodwill and other long-lived asset impairment charges;
•$12.1 million in restructuring charges at the education division;
•$5.7 million in accelerated depreciation at other businesses;
•a $2.5 million reduction to operating expenses from property, plant and equipment gains in connection with the spectrum repacking mandate of the FCC;
•$11.6 million in expenses related to non-operating Separation Incentive Programs at the education division and other businesses;
•$1.1 million in net losses on marketable equity securities;
•$2.9 million in net losses of affiliates whose operations are not managed by the Company;
•non-operating gain, net, of $3.3 million from write-ups, sales and impairments of cost and equity method investments; and
•$0.9 million in non-operating foreign currency gains.
Revenue for the first nine months of 2021 was $2,323.0 million, up 11% from $2,102.1 million in the first nine months of 2020. Revenues increased at all the Company’s divisions. The Company reported operating income of $54.8 million for the first nine months of 2021, compared to $54.2 million for the first nine months of 2020. Operating results improved at education and automotive, offset by declines at manufacturing and television broadcasting.

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Division Results
Education
Education division revenue totaled $336.0 million for the third quarter of 2021, up 11% from $302.5 million for the same period of 2020. Kaplan reported operating income of $9.9 million for the third quarter of 2021, compared to $3.3 million for the third quarter of 2020.
For the first nine months of 2021, education division revenue totaled $1,005.3 million, up 1% from revenue of $992.0 million for the same period of 2020. Kaplan reported operating income of $42.0 million for the first nine months of 2021, compared to $20.3 million for the first nine months of 2020.
The COVID-19 pandemic adversely impacted Kaplan’s operating results beginning in February 2020 and continued through the first nine months of 2021.
Kaplan serves a significant number of students who travel to other countries to study a second language, prepare for licensure, or pursue a higher education degree. Government-imposed travel restrictions and school closures arising from COVID-19 had a negative impact on the ability of international students to travel and attend Kaplan’s programs, particularly Kaplan International’s Language programs. In addition, most licensing bodies and administrators of standardized exams postponed or canceled scheduled examinations due to COVID-19, resulting in a significant number of students deciding to defer their studies, negatively impacting Kaplan’s exam preparation education businesses. Overall, this is expected to continue to adversely impact Kaplan's revenues and operating results for the remainder of 2021, particularly at Kaplan International Languages (Languages).
To help mitigate the adverse impact of COVID-19, Kaplan implemented a number of significant cost reduction and restructuring activities across its businesses. Related to these restructuring activities, Kaplan recorded $0.1 million and $3.3 million in impairment of long-lived assets charges in the third quarter and first nine months of 2021, respectively. In the first nine months of 2020, Kaplan recorded $12.5 million in lease restructuring costs and in the third quarter and first nine months of 2020, Kaplan recorded $1.9 million and $3.1 million in severance restructuring costs, respectively. The lease restructuring costs included $3.4 million in accelerated depreciation expense in the first nine months of 2020. Kaplan also recorded $1.9 million and $11.9 million in lease impairment charges in connection with these restructuring plans in the third quarter and first nine months of 2020, respectively. These impairment charges included $0.2 million and $2.2 million in property, plant and equipment write-downs in the third quarter and first nine months, respectively. In the second and third quarters of 2020, the Company approved Separation Incentive Programs (SIP) that reduced the number of employees at all of Kaplan’s divisions, resulting in $7.8 million and $12.8 million in non-operating pension expense in the third quarter and first nine months of 2020, respectively. Kaplan management is continuing to monitor the ongoing COVID-19 disruptions and changes in its operating environment and may develop and implement further restructuring activities in 2021.
In 2020, Kaplan also accelerated the development and promotion of various online programs and solutions, rapidly transitioned most of its classroom-based programs online and addressed the individual needs of its students and partners, substantially reducing the disruption from COVID-19 while simultaneously adding important new product offerings and operating capabilities. Further, in the fourth quarter of 2020, Kaplan combined its three primary divisions based in the United States (Kaplan Test Prep, Kaplan Professional, and Kaplan Higher Education) into one business known as Kaplan North America (KNA). This combination is designed to enhance Kaplan’s competitiveness by better leveraging its diversified academic and professional portfolio, as well as its relationship with students, universities and businesses. For financial reporting purposes, KNA is reported in two segments: Higher Education and Supplemental Education (combining Kaplan Test Prep and Kaplan Professional (U.S.) into one reporting segment).
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A summary of Kaplan’s operating results is as follows:

	Three Months Ended			Nine Months Ended
	September 30			September 30
(in thousands)	2021	2020	% Change	2021	2020	% Change
Revenue
Kaplan international	$168,143	$123,768	36	$521,314	$488,096	7
Higher education	85,518	83,841	2	239,944	243,831	(2)
Supplemental education	80,489	92,568	(13)	238,055	253,641	(6)
Kaplan corporate and other	3,761	3,194	18	10,739	9,438	14
Intersegment elimination	(1,912)	(904)	—	(4,752)	(2,986)	—
	$335,999	$302,467	11	$1,005,300	$992,020	1
Operating Income (Loss)
Kaplan international	$(999)	$(13,759)	93	$23,285	$21,256	10
Higher education	9,525	6,853	39	18,152	21,883	(17)
Supplemental education	11,769	19,069	(38)	33,079	12,849	—
Kaplan corporate and other	(6,426)	(2,579)	—	(17,375)	(10,971)	(58)
Amortization of intangible assets	(3,888)	(4,335)	10	(11,967)	(12,807)	7
Impairment of long-lived assets	(67)	(1,916)	97	(3,273)	(11,936)	73
Intersegment elimination	—	—	—	97	5	—
	$9,914	$3,333	—	$41,998	$20,279	—
Kaplan International includes postsecondary education, professional training and language training businesses largely outside the United States. Kaplan International revenue increased 36% and 7% for the third quarter and first nine months of 2021, respectively (increase of 31% and decrease of 1%, respectively, on a constant currency basis). The increase in the third quarter is due largely to growth at Pathways, UK Professional and Languages. The increase for the first nine months is due largely to growth at UK Professional and Pathways, partially offset by declines at Languages. Kaplan International reported an operating loss of $1.0 million in the third quarter of 2021, compared to $13.8 million in the third quarter of 2020. Operating income increased to $23.3 million in the first nine months of 2021, compared to $21.3 million in the first nine months of 2020. The increase in operating results in the third quarter and first nine months of 2021 is due to a reduction in losses at Languages, and improved results at Pathways and UK Professional. Overall, Kaplan International’s operating results were negatively impacted by $5 million and $31 million in losses, respectively, incurred at Languages from continued significant COVID-19 disruptions for the third quarter and first nine months of 2021. In addition, Kaplan International recorded $3.9 million of lease restructuring costs and $2.2 million of severance restructuring costs at Languages in the first nine months of 2020; the lease restructuring costs included $1.5 million in accelerated depreciation expense. Due to the travel restrictions imposed as a result of COVID-19, Kaplan expects the disruption of its Languages business operating environment to continue for the remainder of 2021.
Higher Education includes the results of Kaplan as a service provider to higher education institutions. In the third quarter of 2021, Higher Education revenue increased 2% due to an increase in the Purdue Global fee recorded, resulting in increased operating income for the quarter. For the first nine months of 2021, Higher Education revenue was down 2% and operating income declined due to a reduction in the overall Purdue Global fee recorded during this period. For the third quarter and first nine months of 2021, Kaplan recorded a portion of the fee with Purdue Global based on an assessment of its collectability under the TOSA with a lower fee recognized in the first half of 2021 due to less cash available for distribution at June 30, 2021 due to timing of cash receipts at Purdue Global. The Company will continue to assess the collectability of the fee with Purdue Global on a quarterly basis to make a determination as to whether to record all or part of the fee in the future and whether to make adjustments to fee amounts recognized in earlier periods. For the first nine months of 2020, Kaplan Higher Education recorded $3.5 million in lease restructuring costs, of which $0.1 million was accelerated depreciation expense.
Supplemental Education includes Kaplan’s standardized test preparation programs and domestic professional and other continuing education businesses. Supplemental Education revenue declined 13% and 6%, respectively, for the third quarter and first nine months of 2021, due to additional revenue recognized in the third quarter of 2020 from product-life extensions made earlier in 2020 related to the postponement of various standardized test and certification exam dates due to COVID-19, offset in part by growth in securities and insurance programs. Operating results were down in the third quarter of 2021 due largely to additional revenue recognized in the third quarter of 2020 from product-life extensions made earlier in 2020 related to the postponement of various standardized test and certification exam dates due to COVID-19. Operating results improved in the first nine months of 2021 due to savings from restructuring activities implemented in 2020, $5.1 million of lease restructuring costs incurred in the second quarter of 2020 (of which $1.8 million was accelerated depreciation), and $0.9 million in severance restructuring costs incurred in the third quarter of 2020.
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Kaplan corporate and other represents unallocated expenses of Kaplan, Inc.’s corporate office, other minor businesses and certain shared activities. Overall, Kaplan corporate and other expenses increased in the first nine months of 2021 due to normalization of compensation costs compared to 2020, which included salary abatements and reduced incentive compensation accruals.
Television Broadcasting
Revenue at the television broadcasting division decreased 5% to $126.5 million in the third quarter of 2021, from $133.8 million in the same period of 2020. The revenue decrease is due to a $24.1 million decline in political advertising revenue, partially offset by increased local and national advertising revenues, which were adversely impacted in 2020 by reduced demand related to the COVID-19 pandemic, increased revenue from summer Olympics-related advertising revenue at the Company’s NBC affiliates, and a $2.8 million increase in retransmission revenues. The increase in local and national advertising was from growth in the home products, health and fitness, and sports betting categories. In the third quarter of 2021 and 2020, the television broadcasting division recorded $0.1 million and $1.2 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. Operating income for the third quarter of 2021 decreased 23% to $40.6 million, from $52.7 million in the same period of 2020, due to reduced revenues and higher network fees.
Revenue at the television broadcasting division increased 3% to $360.1 million in the first nine months of 2021, from $350.0 million in the same period of 2020. The revenue increase is due to increased local and national advertising revenues, which were adversely impacted in 2020 by reduced demand related to the COVID-19 pandemic, an $8.7 million increase in retransmission revenues, and increased revenue from summer Olympics-related advertising revenue at the Company’s NBC affiliates, partially offset by a $38.1 million decline in political advertising revenue. The increase in local and national advertising was from growth in the home products, health and fitness, and sports betting categories. In the first nine months of 2021 and 2020, the television broadcasting division recorded $0.9 million and $2.5 million, respectively, in reductions to operating expenses related to property, plant and equipment gains due to new equipment received at no cost in connection with the spectrum repacking mandate of the FCC. Operating income for the first nine months of 2021 decreased 3% to $109.1 million, from $112.1 million in the same period of 2020, due to higher network fees.
Manufacturing
Manufacturing includes four businesses: Hoover, a supplier of pressure impregnated kiln-dried lumber and plywood products for fire retardant and preservative applications; Dekko, a manufacturer of electrical workspace solutions, architectural lighting and electrical components and assemblies; Joyce/Dayton, a manufacturer of screw jacks and other linear motion systems; and Forney, a global supplier of products and systems that control and monitor combustion processes in electric utility and industrial applications.
Manufacturing revenues decreased 6% in the third quarter of 2021, due primarily to a reduction in revenues at Hoover from lower wood prices during the quarter and lower product demand. Manufacturing revenue increased 18% in the first nine months of 2021, due primarily to significantly increased revenues at Hoover from substantially higher wood prices in 2021 and improved product demand, partially offset by reduced revenues at Dekko from lower product demand, particularly in the commercial office electrical products and hospitality sectors. Wood prices began to decline in June 2021 and this trend has continued through September 2021, which resulted in significant losses on inventory sales at Hoover in the third quarter of 2021. For the first nine months of 2021, Hoover’s operating results reflect overall gains on inventory sales. Manufacturing operating results declined in the third quarter of 2021 due to a significant loss at Hoover from substantial losses on inventory sales, and a $26.7 million goodwill impairment charge recorded at Dekko, due to continued weakness in demand for certain Dekko products related to the COVID-19 pandemic, increases in labor and commodity costs and related supply chain challenges. Manufacturing operating results declined in the first nine months of 2021 due primarily to the Dekko goodwill impairment charge.
In the second quarter of 2021, Dekko announced a plan to relocate its manufacturing operations in Shelton, CT to other Dekko manufacturing facilities. In connection with this activity, Dekko is in the process of implementing a SIP for the affected employees, resulting in $1.1 million in non-operating SIP expense recorded in the second quarter of 2021, to be funded by the assets of the Company's pension plan.
Healthcare
The Graham Healthcare Group (GHG) provides home health and hospice services in three states. GHG provides other healthcare services, including nursing care and prescription services for patients receiving in-home infusion treatments through its 75% interest in CSI Pharmacy Holdings Company, LLC (CSI). Healthcare revenues increased 8% and 9% for the third quarter and first nine months of 2021, respectively, largely due to growth at CSI and home health services. The decline in GHG operating results in the third quarter of 2021 was primarily due to lower patient census for hospice services and increased business development costs. The increase in GHG
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operating results in the first nine months of 2021 is due to improved results from home health services and CSI, offset by a decline in results from hospice services.
In the second quarter of 2020, GHG received $7.4 million from the Federal Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Provider Relief Fund. GHG did not apply for these funds; they were disbursed to GHG as a Medicare provider under the CARES Act. Under the Department of Health and Human Services guidelines, these funds may be used to offset revenue reductions and expenses incurred in connection with the COVID-19 pandemic. Of this amount, GHG recorded $5.5 million and $0.2 million in revenue in the second and third quarters of 2020, respectively, to partially offset the impact of revenue reductions due to the COVID-19 pandemic from the curtailment of elective procedures by health systems and other factors. The remaining amount of $1.7 million was recorded as a credit to operating costs in the second quarter of 2020 to partially offset the impact of costs incurred to procure personal protective equipment for GHG employees and other COVID-19 related costs.
The Company also holds interests in four home health and hospice joint ventures managed by GHG, whose results are included in equity in earnings of affiliates in the Company’s Consolidated Statements of Operations. The Company recorded equity in earnings of $2.5 million and $2.8 million for the third quarter of 2021 and 2020, respectively, from these joint ventures. The Company recorded equity in earnings of $8.0 million and $8.3 million for the first nine months of 2021 and 2020, respectively, from these joint ventures.
Automotive
Automotive includes three automotive dealerships in the Washington, D.C. metropolitan area: Lexus of Rockville, Honda of Tysons Corner, and Ourisman Jeep of Bethesda. Revenues for the third quarter and first nine months of 2021 increased 10% and 33%, respectively, due to sales growth at each of the three dealerships, due partly to significantly reduced demand for sales and service in the first half of 2020 at the onset of the COVID-19 pandemic in March 2020, and higher average new and used car selling prices as a result of strong consumer demand and inventory shortages related to supply chain disruptions and production delays at vehicle manufacturers. In the first quarter of 2020, the Company’s automotive dealerships recorded a $6.7 million intangible asset impairment charge as a result of the pandemic and the related recessionary conditions. Operating earnings for the third quarter and first nine months of 2021 improved significantly from the prior year due to increased sales and margins, in addition to the impairment charge recorded in the first quarter of 2020.
Other Businesses
Clyde’s Restaurant Group
Clyde’s Restaurant Group (CRG) owns and operates eleven restaurants and entertainment venues in the Washington, D.C. metropolitan area, including Old Ebbitt Grill and The Hamilton. As a result of the COVID-19 pandemic, CRG temporarily closed all of its restaurants and venues in mid-March 2020 through mid-June 2020, pursuant to government orders, maintaining limited operations for outdoor dining, delivery and pickup. CRG recorded a $9.7 million goodwill and intangible assets impairment charge in the first quarter of 2020. In June 2020, CRG made the decision to close its restaurant and entertainment venue in Columbia, MD effective July 19, 2020, resulting in accelerated depreciation of property, plant and equipment totaling $2.8 million in the second quarter of 2020; an additional $2.8 million in accelerated depreciation was recorded in the third quarter of 2020. In December 2020, CRG temporarily closed its restaurant dining rooms in Maryland and the District of Columbia for the second time, reopening again for limited indoor dining service in mid-February 2021. Dining restrictions from government orders were substantially lifted for all of CRG’s operations by the end of the second quarter of 2021.
Overall, CRG incurred operating losses in each of the third quarters and first nine months of 2021 and 2020 due to limited revenues and costs incurred to maintain its facilities and support its employees; however, the losses incurred in 2021 were significantly lower than the losses incurred in 2020. While CRG revenues have been adversely impacted as a result of the pandemic, such revenues improved steadily in each of the first three quarters of 2021. CRG continues to develop and implement initiatives to increase sales and reduce costs to mitigate the impact of COVID-19.
Framebridge
On May 15, 2020, the Company acquired Framebridge, Inc., a custom framing service company, headquartered in Washington, DC, with two retail locations in the DC metropolitan area and a manufacturing facility in Richmond, KY. At the end of the third quarter of 2021, Framebridge had twelve retail locations in the Washington, DC, New York City, Atlanta, GA, Philadelphia, PA, Boston, MA and Chicago, IL areas and three manufacturing facilities in Kentucky and New Jersey. Framebridge expects to open four additional stores in the Chicago, IL and New York City areas in the fourth quarter of 2021, with plans for additional expansion in 2022. Framebridge revenues for the third quarter and first nine months of 2021 increased from the prior year. Framebridge is an investment stage business and reported significant operating losses in the first nine months of 2021.
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Code3
Code3 is a performance marketing agency focused on driving performance for brands through three core elements of digital success: media, creative and commerce. Code 3 revenue was up in the third quarter of 2021, due to strong growth in creative and commerce revenues. Code 3 revenue was down in the first nine months of 2021, due to overall sluggish marketing spending by some advertising clients, offset by strong growth in creative and commerce revenues. Code3 reported operating losses in the first nine months of 2021 and 2020. For the third quarter of 2021, however, Code 3 reported operating income due largely to revenue growth. In the second quarter of 2021, Code 3 recorded a $1.6 million lease impairment charge (including $0.4 million in property, plant and equipment write-downs). In the second quarter of 2020, Code3 recorded a $1.5 million lease impairment charge (including $0.1 million in property, plant and equipment write-downs) in connection with a restructuring plan that included other cost reduction initiatives. These initiatives included the approval of a SIP that reduced the number of employees at Code3, resulting in $1.0 million in non-operating pension expense in the second quarter of 2020.
Leaf Group
On June 14, 2021, the Company closed on the acquisition of all outstanding shares of common stock of Leaf Group Ltd. (Leaf) at $8.50 per share in an all cash transaction valued at approximately $322 million. Leaf Group, headquartered in Santa Monica, CA, is a consumer internet company that builds enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including fitness and wellness (Well+Good, Livestrong.com and MyPlate App), and home, art and design (Saatchi Art, Society6 and Hunker).
The Leaf operating results for the period June 14, 2021 to September 30, 2021 are included in other businesses. Leaf has three major operating divisions: Society6 Group and Saatchi Art Group (Marketplace businesses) and the Media Group. For the third quarter of 2021, revenue for Society6 Group declined, as Society6 Group reported rapid growth in the third quarter of 2020, largely related to the COVID-19 pandemic. The Media Group and Saatchi Art Group each reported revenue growth in the third quarter of 2021. Overall, Leaf reported an operating loss for the third quarter of 2021.
Megaphone
Megaphone was sold by the Company to Spotify in December 2020.
Other
Other businesses also include Slate and Foreign Policy, which publish online and print magazines and websites; and four investment stage businesses, CyberVista, Decile and Pinna, as well as City Cast, a local daily podcast business that began operations in 2021. All of these businesses reported revenue increases in the first nine months of 2021. Losses from each of these six businesses in the first nine months of 2021 adversely affected operating results.
Overall, for the third quarter of 2021, operating revenues for other businesses increased due largely to the Leaf acquisition and increases at CRG, partially offset by declines due to the sale of Megaphone in December 2020. For the first nine months of 2021, operating revenues for other businesses increased due largely to increases from the Framebridge and Leaf acquisitions and increases at CRG, partially offset due to the sale of Megaphone in December 2020. Operating results improved in the first nine months of 2021 primarily due to improvements at CRG, in addition to the goodwill and other long-lived asset impairment charges recorded in the first quarter of 2020 at CRG, partially offset by losses at Framebridge and Leaf.
Corporate Office
Corporate office includes the expenses of the Company’s corporate office and certain continuing obligations related to prior business dispositions. Corporate office expenses increased in the first nine months of 2021 due primarily to higher compensation costs, offset by a credit related to the fair value change in contingent consideration related to the Framebridge acquisition.
Equity in Earnings of Affiliates
At September 30, 2021, the Company held an approximate 12% interest in Intersection Holdings, LLC (Intersection), a company that provides digital marketing and advertising services and products for cities, transit systems, airports, and other public and private spaces. The Company also holds interests in several other affiliates, including a number of home health and hospice joint ventures managed by GHG and two joint ventures managed by Kaplan. Overall, the Company recorded equity in earnings of affiliates of $13.0 million for the third quarter of 2021, compared to $4.1 million for the third quarter of 2020. These amounts include $16.7 million and $0.8 million in net earnings for the third quarter of 2021 and 2020, respectively, from affiliates whose operations are not managed
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by the Company. The Company recorded $6.4 million in write-downs in equity in earnings of affiliates related to one of its investments in the third quarter of 2021.
The Company recorded equity in earnings of affiliates of $28.2 million for the first nine months of 2021, compared to $3.7 million for the first nine months of 2020. These amounts include $25.6 million in net earnings for the first nine months of 2021 and $2.9 million in net losses for the first nine months of 2020 from affiliates whose operations are not managed by the Company; this includes losses from the Company’s investment in Intersection in the first nine months of 2021. The Company recorded $6.4 million in write-downs in equity in earnings of affiliates related to one of its investments in the third quarter of 2021 and $3.6 million in write-downs in equity in earnings of affiliates related to two of its investments in the first quarter of 2020.
Net Interest Expense and Related Balances
The Company incurred net interest expense of $9.4 million and $22.5 million for the third quarter and first nine months of 2021, respectively; compared to $6.4 million and $19.3 million for the third quarter and first nine months of 2020, respectively. The Company recorded net interest expense of $2.6 million in the third quarter of 2021 and $2.7 million in the first nine months of 2021 to adjust the fair value of the mandatorily redeemable noncontrolling interest at GHG.
At September 30, 2021, the Company had $555.9 million in borrowings outstanding at an average interest rate of 4.8% and cash, marketable equity securities and other investments of $928.0 million. At September 30, 2021, the Company had $122.3 million outstanding on its $300 million revolving credit facility. In management’s opinion, the Company will have sufficient financial resources to meet its business requirements in the next twelve months, including working capital requirements, capital expenditures, interest payments and dividends.
Non-operating Pension and Postretirement Benefit Income, net
The Company recorded net non-operating pension and postretirement benefit income of $27.6 million and $81.6 million for the third quarter and first nine months of 2021, respectively; compared to $10.5 million and $41.0 million for the third quarter and first nine months of 2020, respectively.
In the second quarter of 2021, the Company recorded $1.1 million in expenses related to a non-operating SIP at manufacturing. In the third quarter of 2020, the Company recorded $7.8 million in expenses related to a non-operating SIP at the education division. In the second quarter of 2020, the Company recorded $6.0 million in expenses related to non-operating SIPs at the education division and other businesses.
Gain (Loss) on Marketable Equity Securities, net
Overall, the Company recognized $14.1 million and $177.0 million in net gains on marketable equity securities in the third quarter and first nine months of 2021, respectively; compared to $59.4 million in net gains and $1.1 million in net losses on marketable equity securities in the third quarter and first nine months of 2020, respectively.
Other Non-Operating Income
The Company recorded total other non-operating income, net, of $5.2 million for the third quarter of 2021, compared to $0.2 million for the third quarter of 2020. The 2021 amounts included other items. The 2020 amounts included a $1.6 million fair value increase on a cost method investment and other items; partially offset by $2.3 million in foreign currency losses.
The Company recorded total other non-operating income, net of $27.7 million for the first nine months of 2021, compared to $11.0 million for the first nine months of 2020. The 2021 amounts included $6.8 million in gains on sales of cost method investments; $10.5 million in fair value increases on cost method investments and other items. The 2020 amounts included a $4.2 million fair value increase on a cost method investment; a $3.7 million gain on acquiring a controlling interest in an equity affiliate; $1.4 million net gain on sales of equity affiliates, $0.9 million in foreign currency gains and other items; partially offset by $2.6 million in impairments on cost method investments.
(Benefit from) Provision for Income Taxes
The Company’s effective tax rate for the first nine months of 2021 and 2020 was 22.6% and 29.6%, respectively. The Company’s effective tax rate for 2021 was favorably impacted by a $15.7 million deferred tax adjustment arising from a change in the estimated deferred state income tax rate attributable to the apportionment formula used in the calculation of deferred taxes related to the Company’s pension and other postretirement plans.
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Earnings Per Share
The calculation of diluted earnings per share for the third quarter and first nine months of 2021 was based on 4,976,998 and 4,980,056 weighted average shares outstanding, respectively, compared to 5,071,998 and 5,191,556, respectively, for the third quarter and first nine months of 2020. At September 30, 2021, there were 4,965,396 shares outstanding. On September 10, 2020, the Board of Directors authorized the Company to acquire up to 500,000 shares of its Class B common stock; the Company has remaining authorization for 327,640 shares as of September 30, 2021.
Forward-Looking Statements
All public statements made by the Company and its representatives that are not statements of historical fact, including certain statements in this press release, in the Company’s Annual Report on Form 10-K and in the Company’s 2020 Annual Report to Stockholders, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the duration and severity of the COVID-19 pandemic and its effects on the Company’s operations, financial results, liquidity and cash flows. Other forward-looking statements include comments about expectations related to acquisitions or dispositions or related business activities, including the TOSA, the Company’s business strategies and objectives, anticipated results of license renewal applications, the prospects for growth in the Company’s various business operations and the Company’s future financial performance. As with any projection or forecast, forward-looking statements are subject to various risks and uncertainties, including the risks and uncertainties described in Item 1A of the Company’s Annual Report on Form 10-K, that could cause actual results or events to differ materially from those anticipated in such statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by or on behalf of the Company. The Company assumes no obligation to update any forward-looking statement after the date on which such statement is made, even if new information subsequently becomes available.
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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30%
(in thousands, except per share amounts)	2021	2020	Change
Operating revenues	$809,436	$716,982	13
Operating expenses	764,568	642,191	19
Depreciation of property, plant and equipment	18,741	18,481	1
Amortization of intangible assets	15,981	14,150	13
Impairment of goodwill and other long-lived assets	26,753	1,916	—
Operating (loss) income	(16,607)	40,244	—
Equity in earnings of affiliates, net	12,964	4,092	—
Interest income	(79)	890	—
Interest expense	(9,343)	(7,247)	29
Non-operating pension and postretirement benefit income, net	27,561	10,489	—
Gain on marketable equity securities, net	14,069	59,364	(76)
Other income, net	5,218	222	—
Income before income taxes	33,783	108,054	(69)
(Benefit from) provision for income taxes	(5,900)	30,000	—
Net income	39,683	78,054	(49)
Net income attributable to noncontrolling interests	(97)	(439)	(78)
Net Income Attributable to Graham Holdings Company Common Stockholders	$39,586	$77,615	(49)
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$7.93	$15.25	(48)
Basic average number of common shares outstanding	4,961	5,060
Diluted net income per common share	$7.90	$15.22	(48)
Diluted average number of common shares outstanding	4,977	5,072
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GRAHAM HOLDINGS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended
	September 30%
(in thousands, except per share amounts)	2021	2020	Change
Operating revenues	$2,323,043	$2,102,110	11
Operating expenses	2,140,954	1,917,336	12
Depreciation of property, plant and equipment	51,886	58,098	(11)
Amortization of intangible assets	43,807	42,642	3
Impairment of goodwill and other long-lived assets	31,568	29,828	6
Operating income	54,828	54,206	1
Equity in earnings of affiliates, net	28,168	3,727	—
Interest income	2,687	2,995	(10)
Interest expense	(25,144)	(22,302)	13
Non-operating pension and postretirement benefit income, net	81,564	41,028	99
Gain (loss) on marketable equity securities, net	176,981	(1,139)	—
Other income, net	27,660	11,010	—
Income before income taxes	346,744	89,525	—
Provision for income taxes	78,500	26,500	—
Net income	268,244	63,025	—
Net (income) loss attributable to noncontrolling interests	(850)	199	—
Net Income Attributable to Graham Holdings Company Common Stockholders	$267,394	$63,224	—
Per Share Information Attributable to Graham Holdings Company Common Stockholders
Basic net income per common share	$53.49	$12.15	—
Basic average number of common shares outstanding	4,966	5,176
Diluted net income per common share	$53.33	$12.11	—
Diluted average number of common shares outstanding	4,980	5,192

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GRAHAM HOLDINGS COMPANY
BUSINESS DIVISION INFORMATION
(Unaudited)
	Three Months Ended			Nine Months Ended
	September 30		%	September 30		%
(in thousands)	2021	2020	Change	2021	2020	Change
Operating Revenues
Education	$335,999	$302,467	11	$1,005,300	$992,020	1
Television broadcasting	126,498	133,828	(5)	360,089	350,038	3
Manufacturing	99,766	106,690	(6)	356,849	303,387	18
Healthcare	55,445	51,426	8	160,184	146,601	9
Automotive	84,702	76,790	10	242,702	182,288	33
Other businesses	107,539	46,306	—	199,477	128,953	55
Corporate office	—	—	—	—	—	—
Intersegment elimination	(513)	(525)	—	(1,558)	(1,177)	—
	$809,436	$716,982	13	$2,323,043	$2,102,110	11
Operating Expenses
Education	$326,085	$299,134	9	$963,302	$971,741	(1)
Television broadcasting	85,948	81,083	6	250,958	237,890	5
Manufacturing	139,249	101,839	37	374,997	293,517	28
Healthcare	50,185	43,284	16	139,189	126,472	10
Automotive	80,196	74,804	7	233,887	188,917	24
Other businesses	131,412	64,380	—	264,609	196,213	35
Corporate office	13,481	12,739	6	42,831	34,331	25
Intersegment elimination	(513)	(525)	—	(1,558)	(1,177)	—
	$826,043	$676,738	22	$2,268,215	$2,047,904	11
Operating Income (Loss)
Education	$9,914	$3,333	—	$41,998	$20,279	—
Television broadcasting	40,550	52,745	(23)	109,131	112,148	(3)
Manufacturing	(39,483)	4,851	—	(18,148)	9,870	—
Healthcare	5,260	8,142	(35)	20,995	20,129	4
Automotive	4,506	1,986	—	8,815	(6,629)	—
Other businesses	(23,873)	(18,074)	(32)	(65,132)	(67,260)	3
Corporate office	(13,481)	(12,739)	(6)	(42,831)	(34,331)	(25)
	$(16,607)	$40,244	—	$54,828	$54,206	1
Depreciation
Education	$8,217	$6,822	20	$23,479	$24,475	(4)
Television broadcasting	3,462	3,399	2	10,478	10,188	3
Manufacturing	2,402	2,557	(6)	7,346	7,610	(3)
Healthcare	322	318	1	970	1,351	(28)
Automotive	535	619	(14)	1,555	1,735	(10)
Other businesses	3,649	4,589	(20)	7,578	12,211	(38)
Corporate office	154	177	(13)	480	528	(9)
	$18,741	$18,481	1	$51,886	$58,098	(11)
Amortization of Intangible Assets and Impairment of Goodwill and Other Long-Lived Assets
Education	$3,955	$6,251	(37)	$15,240	$24,743	(38)
Television broadcasting	1,361	1,360	0	4,081	4,081	—
Manufacturing	32,541	6,987	—	46,138	21,112	—
Healthcare	756	823	(8)	2,317	3,440	(33)
Automotive	—	—	—	—	6,698	—
Other businesses	4,121	645	—	7,599	12,396	(39)
Corporate office	—	—	—	—	—	—
	$42,734	$16,066	—	$75,375	$72,470	4
Pension Expense
Education	$2,339	$2,350	0	$7,020	$7,527	(7)
Television broadcasting	901	817	10	2,692	2,449	10
Manufacturing	321	318	1	962	1,107	(13)
Healthcare	141	136	4	421	407	3
Automotive	—	—	—	—	—	—
Other businesses	458	410	12	1,314	1,276	3
Corporate office	1,615	1,426	13	4,845	4,278	13
	$5,775	$5,457	6	$17,254	$17,044	1
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GRAHAM HOLDINGS COMPANY
EDUCATION DIVISION INFORMATION
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30		%	September 30		%
(in thousands)	2021	2020	Change	2021	2020	Change
Operating Revenues
Kaplan international	$168,143	$123,768	36	$521,314	$488,096	7
Higher education	85,518	83,841	2	239,944	243,831	(2)
Supplemental education	80,489	92,568	(13)	238,055	253,641	(6)
Kaplan corporate and other	3,761	3,194	18	10,739	9,438	14
Intersegment elimination	(1,912)	(904)	—	(4,752)	(2,986)	—
	$335,999	$302,467	11	$1,005,300	$992,020	1
Operating Expenses
Kaplan international	$169,142	$137,527	23	$498,029	$466,840	7
Higher education	75,993	76,988	(1)	221,792	221,948	0
Supplemental education	68,720	73,499	(7)	204,976	240,792	(15)
Kaplan corporate and other	10,187	5,773	76	28,114	20,409	38
Amortization of intangible assets	3,888	4,335	(10)	11,967	12,807	(7)
Impairment of long-lived assets	67	1,916	(97)	3,273	11,936	(73)
Intersegment elimination	(1,912)	(904)	—	(4,849)	(2,991)	—
	$326,085	$299,134	9	$963,302	$971,741	(1)
Operating Income (Loss)
Kaplan international	$(999)	$(13,759)	93	$23,285	$21,256	10
Higher education	9,525	6,853	39	18,152	21,883	(17)
Supplemental education	11,769	19,069	(38)	33,079	12,849	—
Kaplan corporate and other	(6,426)	(2,579)	—	(17,375)	(10,971)	(58)
Amortization of intangible assets	(3,888)	(4,335)	10	(11,967)	(12,807)	7
Impairment of long-lived assets	(67)	(1,916)	97	(3,273)	(11,936)	73
Intersegment elimination	—	—	—	97	5	—
	$9,914	$3,333	—	$41,998	$20,279	—
Depreciation
Kaplan international	$5,516	$4,585	20	$15,603	$14,782	6
Higher education	923	682	35	2,648	2,237	18
Supplemental education	1,658	1,454	14	4,904	7,165	(32)
Kaplan corporate and other	120	101	19	324	291	11
	$8,217	$6,822	20	$23,479	$24,475	(4)
Pension Expense
Kaplan international	$73	$102	(28)	$221	$334	(34)
Higher education	1,109	973	14	3,329	3,113	7
Supplemental education	954	986	(3)	2,861	3,155	(9)
Kaplan corporate and other	203	289	(30)	609	925	(34)
	$2,339	$2,350	0	$7,020	$7,527	(7)
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NON-GAAP FINANCIAL INFORMATION
GRAHAM HOLDINGS COMPANY
(Unaudited)
In addition to the results reported in accordance with accounting principles generally accepted in the United States (GAAP) included in this press release, the Company has provided information regarding Income before income taxes, excluding certain items described below, reconciled to the most directly comparable GAAP measures. Management believes that these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provide useful information to investors by offering:
▪the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;
▪the ability to identify trends in the Company’s underlying business; and
▪a better understanding of how management plans and measures the Company’s underlying business.
The Company has provided this non-GAAP information on a pre-income tax basis in order to facilitate a meaningful period-to-period comparison of income in light of the difference in applicable income tax rates for the third quarter and first nine months of 2021 and the third quarter and first nine months of 2020.
Income before income taxes, excluding certain items, should not be considered substitutes or alternatives to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis. The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended September 30		Nine Months Ended September 30
(in thousands)	2021	2020	2021	2020
Income before income taxes, as reported	$33,783	$108,054	$346,744	$89,525
Adjustments:
Net credit related to fair value changes in contingent consideration from prior acquisitions	(1,687)	—	(3,900)	—
Goodwill and other long-lived asset impairment charge	26,753	1,916	30,192	27,591
Restructuring charges at the education division	—	1,872	—	12,083
Accelerated depreciation at other businesses	—	2,847	—	5,694
Reduction to operating expenses in connection with the broadcast spectrum repacking	(100)	(1,175)	(914)	(2,540)
Charges related to non-operating Separation Incentive Program	—	6,981	1,118	11,564
Net (gains) losses on marketable equity securities	(14,070)	(59,364)	(176,981)	1,139
Net (earnings) losses of affiliates whose operations are not managed by the Company	(16,700)	(780)	(25,596)	2,887
Non-operating loss (gain), net, from sales, write-ups and impairments of cost and equity method investments	6,441	(1,639)	(10,764)	(3,260)
Net interest expense related to the fair value adjustment of the mandatorily redeemable noncontrolling interest	2,619	—	2,715	—
Foreign currency loss (gain)	—	2,343	(678)	(877)
Income before income taxes, adjusted (non-GAAP)	$37,039	$61,055	$161,936	$143,806

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